EXHIBIT 99.1

FOR IMMEDIATE RELEASE
TUESDAY, NOVEMBER 9, 2004
Contact:
	David J. Vander Zanden	Mary Kabacinski
	President / CEO	EVP / CFO
	920-882-5602	920-882-5852

W6316 Design Drive, Greenville, WI 54942
P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY REPORTS FISCAL 2005 SECOND QUARTER RESULTS

Greenville, WI, November 9, 2004—School Specialty (NASDAQ:SCHS), the leading education company providing supplemental learning products to the preK-12 market, today reported second quarter and six months fiscal 2005 financial results.

The first six months of fiscal 2005 represent the back-to-school season. Revenues for the first six months of fiscal 2005 were a record $699.2 million, a 9.3 percent increase over fiscal 2004. Gross margin expanded 40 basis points to 41.7 percent.

Net income of $62.6 million for the six months of fiscal 2005 includes restructuring and bond redemption charges of $3.5 million with an after-tax effect of $2.2 million or $0.09 per diluted share. Net income, before those charges, is up 13.5 percent from fiscal 2004. Diluted earnings per share of $2.66, adjusted to $2.75 to reflect the effect of noted charges, is up 9.6 percent from last year.

“We are pleased with our performance in the fiscal 2005 back-to-school season,” said David J. Vander Zanden, President and Chief Executive Officer of School Specialty, Inc. “Our core business, excluding charges for plant closings and the bond redemption, delivered over 9 percent growth in each of our key metrics of revenue, operating income and earnings per share,” he added. “The added restructuring charges reflect one of our most aggressive integration efforts as we close seven warehouses this off-season. We have the talent and capability to aggressively integrate more this off-season, which will greatly reduce our future operating costs.”

Second Quarter Financial Performance

Revenues for the second quarter of fiscal 2005 rose 7.9 percent to $361.5 million from $335.1 million in the second quarter last year. The growth in revenues was attributable to acquired businesses and organic growth in both the traditional and specialty segments. Gross margin was 40.4 percent of revenues as compared to 40.5 percent of revenues in the second quarter of fiscal 2004. The change in gross margin was driven by a competitive pricing environment in our traditional segment, virtually offset by an increase in product mix to higher margin proprietary products in our specialty segment.

Operating income for the quarter was $55.4 million as compared to $54.0 million last year. Included in operating income was a $1.7 million restructuring charge to close our Agawam, Massachusetts distribution center and our Tempe, Arizona facility. Operating income excluding this charge was $57.1 million. Selling, general and administrative expenses (SG&A) as a percent of revenues, excluding the restructuring charge, was 24.7 percent as compared with 24.4 percent last year. The increase in the SG&A as a percent of revenues was primarily driven by an increase in revenue mix from the specialty segment, which generally has higher marketing costs than the traditional segment, and a higher SG&A structure for acquired businesses which have not yet been fully integrated. These increases were partially offset by reduced warehouse and transportation expense, resulting from our supply chain optimization efforts during this past off-season.

School Specialty, Inc.

Add 1

Net income rose 2.3 percent from $29.9 million to $30.6 million. Excluding the restructuring charge of $1.7 million and the premium and fees related to the redemption of convertible debt of $1.8 million, net income rose to $32.7 million, a 9.5 percent increase over prior year net income. Diluted earnings per share was $1.30 as compared to $1.31 last year. Diluted earnings per share adjusted for the above noted charges was $1.39, a 6.1 percent increase over prior year.

Six Month Financial Performance

Revenues for the first six months of fiscal 2005 were a record $699.2 million as compared with $639.5 last year, representing growth of 9.3 percent. The increase in revenues was due to acquired businesses and organic growth in both the traditional and specialty segments. Gross margin expanded 40 basis points to 41.7 percent from 41.3 percent last year. The increase in gross margin was driven by a continued increase in mix of high margin proprietary products, partially offset by a competitive pricing environment for non-proprietary products, particularly in the traditional segment.

Operating income year-to-date is up 9.2 percent or $9.5 million. Excluding restructuring charges of $1.7 million, operating income was $114.2 million as compared to $103.1 million, up $11.2 million or 10.8 percent. SG&A as a percent of revenues, excluding restructuring charges, was 25.4 percent as compared to 25.1 percent last year. The increase in SG&A as a percent of revenues was driven by an increase in revenue mix from the specialty segment and a higher SG&A structure for acquired businesses which have not yet been fully integrated, partially offset by reduced warehouse and transportation costs.

Net income was $62.6 million, an increase of 9.7 percent over last year of $57.0 million. Net income, excluding noted charges, was $64.7 million, a 13.5 percent or $7.7 million increase over prior year. Diluted earnings per share was $2.66, a 6.0 percent increase over prior year of $2.51. Diluted earnings per share prior to noted charges was $2.75, a 9.6 percent increase over prior year.

Executive Talent Added

In November 2004, Dave Johnson will join School Specialty in the newly-created position of Executive Vice President of Direct Marketing. Johnson developed extensive direct marketing experience over a fifteen-year career with Lands’ End, a $1.6 billion Wisconsin based direct merchant of traditionally styled casual clothing, domestics and soft luggage now owned by Sears, Roebuck and Co. (NYSE: S). His most recent position of Vice President, Direct Marketing, included responsibility for Lands’ End’s U.S. consumer business consisting of five catalog titles, as well as the Business Outfitters (business to business) market, mailing operations, corporate analytics, database marketing, market research, customer acquisition and merchandising analysis.

“We are pleased to add Dave Johnson to our executive team,” said David Vander Zanden. “Our primary marketing channel for the specialty segment, now over half our revenue base, is catalog driven. Dave’s depth of experience and proven success in the direct market channel will enhance our ability to bring our proprietary product offering to the most receptive educators,” he added.

Other Events in Second Quarter

School Specialty completed the acquisition of the assets of Guidance Channel, a $20 million education company providing guidance and prevention materials for at-risk youth as well as play therapy tools to address the social and emotional needs of children. The transaction closed on September 1, 2004 for a cash purchase price of approximately $19 million.

School Specialty, Inc.

Add 2

School Specialty completed the redemption of its six percent convertible subordinated notes. Of the $149.5 million aggregate principal amount, $34.8 million in principal amount was redeemed and $114.7 million in principal amount was converted into 3,550,828 shares of School Specialty common stock.

“The successful execution of our convertible note redemption strengthens our capital structure bringing our debt to total capitalization ratio to its current level of approximately 30 percent and enhancing our flexibility for future growth,” said Mary M. Kabacinski, Executive Vice President and Chief Financial Officer of School Specialty.

Outlook

“With the season behind us, we are confirming our earlier fiscal 2005 revenue guidance of $980 million to $1 billion representing growth of 8 to 10 percent. We are now targeting diluted EPS at $2.25 to $2.35 before restructuring and bond charges of $0.09 per diluted share, a 16 to 21 percent increase over fiscal 2004,” said Vander Zanden. “The tighter guidance range reflects the season as delivered and the pricing environment in our traditional segment.”

“Looking forward to fiscal 2006, we believe K-12 funding will continue to improve. We are, therefore, planning a 4 to 7 percent internal revenue growth rate bringing our targeted revenues, excluding acquisitions, to $1.02 billion to $1.07 billion for fiscal 2006. We expect growth in diluted EPS to $2.45 to $2.70 per diluted share.”

Internet Conference Call

Investors have the opportunity to listen to School Specialty’s fiscal 2005 second quarter conference call live over the Internet through Vcall at www.vcall.com. The conference call begins today at 10:00 am Central Time. To listen, go to the Vcall website at least 15 minutes before the start of the call to register, download and install any necessary audio software. A replay will be available shortly after the call is completed and for the week that follows. A transcript will be available within two days of the call. The conference call will also be accessible through the General Investor Information Overview and Press Release pages of the School Specialty corporate web site at www.schoolspecialty.com.

About School Specialty, Inc.

School Specialty, Inc., is an education company serving the preK-12 education market by providing products, services and ideas that enhance student achievement and development to educators and schools across the United States. School Specialty’s family of brands serve more than 118,000 schools throughout the United States and Canada with a comprehensive range of more than 85,000 products and services. The Company reaches customers through more than 40 million catalogs mailed annually, multiple commerce sites and through its staff of over 2,800 associates including 500 sales representatives. With a focus on the education industry, School Specialty family brands include School Specialty Education Essentials, School Specialty Children’s Publishing, Classroom Direct, Childcraft, abc School Supply, Sax Arts & Crafts, Frey Scientific, Premier Agenda, Sportime, Califone and Teacher’s Video. Each serves educators and curriculum specialists in curriculum-specific and proprietary product offerings developed with and inspired by educators. For more information, visit www.schoolspecialty.com.

School Specialty, Inc.

Add 3

Safe Harbor Statement

Statements in this release that are not strictly historical are “forward-looking,” including statements regarding future outlook and financial performance. Our actual results could differ materially from those anticipated in these forward-looking statements depending on various important factors. These important factors include those set forth in exhibit 99.2 of School Specialty’s Annual Report on Form 10-K for fiscal year 2004 and other documents filed with the Securities and Exchange Commission.

-Financial Tables Follow-

School Specialty, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

Unaudited

	Three Months Ended		Six Months Ended
	October 23, 2004	October 25, 2003	October 23, 2004	October 25, 2003
Revenues	$361,458	$335,066	$699,217	$639,496
Cost of revenues	215,249	199,201	407,604	375,702

Gross profit	146,209	135,865	291,613	263,794

Selling, general and administrative expenses	89,102	81,867	177,389	160,738
Restructuring costs	1,689	—	1,689	—

Operating income	55,418	53,998	112,535	103,056

Interest expense and other	4,008	5,051	9,078	9,650
Premium paid and fees for convertible debt redemption	1,839	—	1,839	—

Income before provision for income taxes	49,571	48,947	101,618	93,406

Provision for income taxes	19,012	19,066	39,059	36,383

Net income	$30,559	$29,881	$62,559	$57,023

Weighted average shares outstanding:
Basic	21,734	18,796	20,409	18,703
Diluted	23,923	24,021	24,217	23,885

Per share amounts:
Basic	$1.41	$1.59	$3.07	$3.05
Diluted	$1.30	$1.31	$2.66	$2.51

Earnings before interest and other, taxes, depreciation, amortization and premium paid and fee expense on convertible debt redemption (EBITDA) reconciliation:
Net income	$30,559	$29,881	$62,559	$57,023
Provision for income taxes	19,012	19,066	39,059	36,383
Interest expense and other	4,008	5,051	9,078	9,650
Depreciation and amortization expense	4,452	4,567	8,785	8,903
Premium paid and fees for convertible debt redemption	1,839	—	1,839	—

EBITDA	$59,870	$58,565	$121,320	$111,959

School Specialty, Inc.

Consolidated Condensed Balance Sheets

(In thousands)

	October 23, 2004	April 24, 2004	October 25, 2003
	(Unaudited)		(Unaudited)
Assets
Cash and cash equivalents	$7,649	$2,369	$16,699
Accounts receivable	167,453	52,995	153,829
Inventories	119,810	139,786	76,027
Prepaid expenses and other current assets	29,889	28,069	20,965
Deferred taxes	5,757	5,757	4,324

Total current assets	330,558	228,976	271,844
Property and equipment, net	62,933	65,294	60,638
Goodwill and other intangible assets, net	536,166	517,696	485,387
Other	17,675	20,641	13,319

Total assets	$947,332	$832,607	$831,188

Liabilities and Shareholders’ Equity
Current maturities - long-term debt	$63,476	$524	$557
Accounts payable	65,299	58,225	50,915
Other current liabilities	64,919	38,226	59,879

Total current liabilities	193,694	96,975	111,351
Long-term debt	149,988	314,104	299,912
Deferred taxes and other	43,127	42,553	28,546

Total liabilities	386,809	453,632	439,809
Shareholders’ equity	560,523	378,975	391,379

Total liabilities & shareholders’ equity	$947,332	$832,607	$831,188

School Specialty, Inc.

Consolidated Statements of Cash Flows

(In thousands)

Unaudited

	Six Months Ended
	October 23, 2004	October 25, 2003
Cash flows from operating activities:
Net income	$62,559	$57,023
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	8,785	8,903
Amortization of development costs	1,932	429
Amortization of debt fees and other	818	1,401
Loss on redemption of convertible debt	1,839	—
Gain on disposal or impairment of property and equipment	(35)	(4)
Restructuring costs, net of payments	1,130	(167)
Net borrowings under accounts receivable securitization facility	—	4,000
Change in current assets and liabilities (net of assets acquired and liabilities assumed in business combinations):
Accounts receivable	(112,621)	(108,525)
Inventories	23,443	32,757
Deferred catalog costs	1,994	9,010
Prepaid expenses and other current assets	(2,504)	(3,944)
Accounts payable	5,264	(8,093)
Accrued liabilities	25,153	24,921

Net cash provided by operating activities	17,757	17,711

Cash flows from investing activities:
Cash paid in acquisitions, net of cash acquired	(19,149)	(9,558)
Additions to property and equipment	(4,994)	(3,081)
Investment in development costs	(2,730)	(2,021)
Proceeds from business disposition	193	—
Proceeds from disposal of property and equipment	32	1,123

Net cash used in investing activities	(26,648)	(13,537)

Cash flows from financing activities:
Proceeds from bank borrowings	358,000	259,400
Repayment of debt and capital leases	(309,667)	(385,348)
Proceeds from convertible debt offering	—	133,000
Redemption of convertible debt	(34,843)	—
Premium paid on redemption of convertible debt	(1,195)	—
Payment of debt fees and other	—	(3,979)
Proceeds from exercise of stock options	1,876	7,063

Net cash provided by financing activities	14,171	10,136

Net increase in cash and cash equivalents	5,280	14,310
Cash and cash equivalents, beginning of period	2,369	2,389

Cash and cash equivalents, end of period	$7,649	$16,699

Free cash flow reconciliation:
Net cash provided by operating activities	$17,757	$17,711
Additions to property and equipment	(4,994)	(3,081)
Investment in development costs	(2,730)	(2,021)
Proceeds from disposal of property and equipment	32	1,123
Net borrowings under accounts receivable securitization facility	—	(4,000)

Free cash flow	$10,065	$9,732

School Specialty, Inc.

Segment Analysis - Revenues and Gross Profit/Margin Analysis

2nd Quarter, Fiscal 2005

(In thousands)

Unaudited

Segment Revenues and Gross Profit/Margin Analysis-QTD

	2Q05-QTD	2Q04-QTD	Change $	Change %	% of Revenues
					2Q05-QTD	2Q04-QTD
Revenues
Traditional	$180,942	$179,129	$1,813	1.0%	50.1%	53.5%
Specialty	180,516	155,937	24,579	15.8%	49.9%	46.5%

Total Revenues	$361,458	$335,066	$26,392	7.9%	100.0%	100.0%

	2Q05-QTD	2Q04-QTD	Change $	Change %	% of Gross Profit
					2Q05-QTD	2Q04-QTD
Gross Profit
Traditional	$54,153	$58,922	$(4,769)	-8.1%	37.0%	43.4%
Specialty	92,056	76,943	15,113	19.6%	63.0%	56.6%

Total Gross Profit	$146,209	$135,865	$10,344	7.6%	100.0%	100.0%

Segment Gross Margin Summary-QTD
	2Q05-QTD	2Q04-QTD
Gross Margin
Traditional	29.9%	32.9%
Specialty	51.0%	49.3%
Total Gross Margin	40.4%	40.5%

Segment Revenues and Gross Profit/Margin Analysis-YTD
	2Q05-YTD	2Q04-YTD	Change $	Change %	% of Revenue
					2Q05-YTD	2Q04-YTD
Revenues
Traditional	$343,725	$338,066	$5,659	1.7%	49.2%	52.9%
Specialty	355,492	301,430	54,062	17.9%	50.8%	47.1%

Total Revenues	$699,217	$639,496	$59,721	9.3%	100.0%	100.0%

	2Q05-YTD	2Q04-YTD	Change $	Change %	% of Gross Profit
					2Q05-YTD	2Q04-YTD
Gross Profit
Traditional	$108,466	$111,684	$(3,218)	-2.9%	37.2%	42.3%
Specialty	183,147	152,110	31,037	20.4%	62.8%	57.7%

Total Gross Profit	$291,613	$263,794	$27,819	10.5%	100.0%	100.0%

Segment Gross Margin Summary-YTD
	2Q05-YTD	2Q04-YTD
Gross Margin
Traditional	31.6%	33.0%
Specialty	51.5%	50.5%
Total Gross Margin	41.7%	41.3%